Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

FOR RELEASE AT 8:15AM on June 24, 2015

Investor and Media Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Annabelle Bexiga Assumes New Responsibilities and Leaves Selective’s Board

Branchville, NJ – June 24, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI), announced today that Annabelle Bexiga resigned from its Board of Directors after her recent appointment as Commercial Insurance Business Information Officer at American International Group, Inc. Ms. Bexiga was a Selective director for three years, having first been elected in 2012.

“It has been a privilege and honor to serve on the Selective Board of Directors. While I’m excited about my new career opportunity, the obvious competitive conflict requires my resignation from Selective’s Board,” said Bexiga.

Gregory E. Murphy, Selective’s Chairman and Chief Executive Officer stated, “We congratulate Annabelle on her new position. Given her financial services information technology expertise, she played an important role on our Audit Committee. We wish her the best.”

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.